Exhibit 99.1

FOR IMMEDIATE RELEASE
August 10, 2020

Tandy Leather Announces Preliminary Year-to-Date Sales and Operating Expenses; Financial Restatement Continuing and Expected to Result in De-Listing from Nasdaq; Board approves a new Share Repurchase Plan

FORT WORTH, TEXAS – August 10, 2020 (GLOBE NEWSWIRE) –Tandy Leather Factory, Inc. (the “Company”) announced today preliminary figures for 2020 year-to-date sales and operating expenses.  Year-to-date sales through July 2020 were $31 million, down 27% from the same period in 2019.  The decline was largely due to the impact of the COVID-19 pandemic, which required the Company to temporarily close all of its retail stores in March 2020; stores have been gradually reopening since late May 2020. Total sales for July 2020 were $5.1 million, down 5% from the same period last year.  Cost savings initiatives, together with reductions in employment costs from furloughed employees as a result of COVID-19 that we discussed in our June Annual Meeting and press release, are estimated to save $2-3 million in operating expenses through July.  Impairment charges recognized in the first quarter of 2020 are expected to be $2.5 million, primarily related to operating lease assets.  Cash and short-term securities at the end of July were $11.5 million.

The Company also announced that it will not be able to complete its financial restatement and file all outstanding periodic reports with the SEC by August 10, 2020.  As previously reported, a listing panel of The Nasdaq Stock Market LLC (“Nasdaq”) had granted the Company until August 10 to file those reports in order to remain listed on the Nasdaq Global Market; this date represented the full extent of the panel’s discretion in this matter and, as a result, the panel is required to issue a delisting determination under the Nasdaq Listing Rules.  The Company therefore expects: (1) to receive a delisting determination letter from Nasdaq notifying it that trading in the Company’s shares will be suspended on Nasdaq and (2) that its common stock may remain eligible to trade on the Over-the Counter Markets’ “Pink Sheets” under the current symbol “TLF.”

Janet Carr, CEO of Tandy Leather, commented, “As with so many other retailers, we have been severely impacted this year by the COVID-19 pandemic.  We are encouraged, however, by the performance of our stores that have reopened.  The reopening process is still continuing, with 97 of our 106 stores having reopened since May 22.  Our reopened stores have actually performed on average above 2019 levels during this brief period, although with so many uncertainties in today’s environment we cannot be sure if this will continue.  If there is a silver lining to this crisis for our business, it has been that our web sales since closing our stores are up 160% versus last year.  As we previously announced, this was aided by our building a centralized web fulfillment capability in our Fort Worth distribution center that now allows us to fulfill web orders worldwide from there rather than from individual stores.

“The interruptions from COVID-19 and the related stay-at-home orders also impacted our ability to complete our financial restatement amidst our implementation of numerous new accounting systems and controls.  Because of this, despite herculean efforts from our team under unprecedented circumstances, we were not able to complete our restatement and make the required SEC filings by the August 10 deadline set by Nasdaq.  This is a real disappointment to us, but we will continue to push forward to complete these filings as quickly as possible.  If we are delisted as we expect, then we intend to promptly apply for re-listing on Nasdaq once the required filings have been made.”

The Company also announced that its Board of Directors had approved a new program to repurchase up to $5 million of its common stock between now and July 31, 2022.  The Company’s current share repurchase program was scheduled to expire in August 2020.  The Company will be able to resume share repurchases in the open market following completion of the Company’s financial restatement and making all required periodic filings with the SEC.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 108 North American stores located in 40 US states and 6 Canadian provinces, and one International store located in Spain.  Its common stock trades on the Nasdaq with the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Steve Swank, Tandy Leather Factory, Inc.  (817) 872-3200 or steve.swank@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “future,” “will,” “projects,” “potential,” “target,” “outlook” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.